Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 of Electro-Optical Sciences, Inc. of our report dated March 9, 2007 on our audits of the financial statements of Electro-Optical Sciences, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006 included in its Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.
/s/ Eisner LLP
New York, New York
August 23, 2007